Exhibit 8.1
[Letterhead of Chapman and Cutler LLP]
May 23, 2007
Redwood Trust, Inc.
One Belvedere Place
Suite 300
Mill Valley, CA 94941
Sequoia Residential Funding, Inc.
One Belvedere Place
Suite 330
Mill Valley, CA 94941
     Re:   Sequoia Mortgage Trust 2007-2 / Tax Opinion
Ladies and Gentlemen:
     We have acted as your special tax counsel in connection with the anticipated issuance of approximately $1,051,609,200 (Approximate) aggregate principal amount of Sequoia Mortgage Trust 2007-2 Mortgage Pass-Through Certificates, Series 2007-2 (the “Certificates”) to be issued by Sequoia Mortgage Trust 2007-2 (the “Trust Fund”). Reference is hereby made to the Depositor’s Universal Shelf Registration Statement on Form S-3 (Registration Statement No. 333-132123) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (the “Act”) and declared effective on July 26, 2006. The Trust Fund is being established by Sequoia Residential Funding, Inc. (the “Depositor”) pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor, HSBC Bank USA, National Association, as Trustee, and Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator. The Certificates will be issued pursuant to the Pooling and Servicing Agreement and are being offered pursuant to the Prospectus dated July 26, 2006 (the “Prospectus”), as supplemented by the Prospectus Supplement dated May 23, 2007 (the “Prospectus Supplement”). In connection with certain SEC filing requirements under the Act, you have requested that we deliver our opinion regarding certain federal income tax matters described in the Prospectus and the Prospectus Supplement. In addition to this opinion, we expect to deliver to the Underwriters (and initial purchasers of the Certificates if applicable) on the Closing Date an opinion in substantially the form hereof. Each capitalized term used but not defined herein has the meaning assigned thereto in the Pooling and Servicing Agreement.
     In formulating our opinions, we have reviewed copies of (i) the Prospectus and Prospectus Supplement, (ii) the Pooling and Servicing Agreement and the forms of Certificates issued pursuant thereto, (iii) the Mortgage Loan Purchase and Sale Agreement, (iv) the Purchase Agreements and the Servicing Agreements, (v) the Acknowledgments, dated May 25, 2007,

REDWOOD TRUST, INC.
SEQUOIA RESIDENTIAL FUNDING, INC.
May 23, 2007

assigning rights under the Purchase Agreements and the Servicing Agreements, and (vi) such resolutions, certificates, records, and other documents provided by the Depositor as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or finals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies. In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been and/or will be consummated in accordance with the terms of such operative documents, and that such documents accurately reflect the material facts of such transactions.
     Our opinion is also based on the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder, each as amended to the date hereof (the “Code”), administrative rulings, judicial decisions and other applicable authorities. The statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinion.
     Based on the foregoing, we are of the opinion that, assuming (i) the making of a timely election to treat the Trust Fund as consisting of multiple REMICs, each comprised of the assets and interests specified in the Pooling and Servicing Agreement and (ii) compliance with the provisions of the Pooling and Servicing Agreement, the Mortgage Loan Purchase and Sale Agreement, the Purchase Agreements, the Servicing Agreements and the Acknowledgments, for United States federal income tax purposes:
1.	the statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as supplemented or modified by the statements in the Prospectus Supplement under the heading “Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions with respect to United States federal income tax matters, are correct in all material respects;

2.	each segregated asset pool for which the Pooling and Servicing Agreement directs the Securities Administrator to make a REMIC election will qualify as a REMIC within the meaning of Section 860D of the Code;

3.	the Reserve Fund is an “outside reserve fund”, within the meaning of Treasury Regulations Section 1.860G-2(h), that is beneficially owned by the Interest-Only Certificateholders; and

REDWOOD TRUST, INC.
SEQUOIA RESIDENTIAL FUNDING, INC.
May 23, 2007

4.	the rights of the Certificateholders with respect to the Reserve Fund represent, for United States federal income tax purposes, contractual rights that are separate from their regular interests within the meaning of Treasury Regulations Section 1.860G-2(i).
     Other than as expressly stated above, we express no opinion on any issue relating to the Depositor, the Trust Fund, or to any other securities issued by them, or under any law other than United States federal income tax laws.
     We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described herein. However, we are furnishing this opinion to you solely in connection with the initial sale of the Certificates and it cannot be relied upon by any other person or for any other purpose without our express written permission.
     We hereby consent to the filing of this letter and the references to Chapman and Cutler LLP under the heading “Material Federal Income Tax Consequences” in the Prospectus and the heading “Federal Income Tax Consequences” in the Prospectus Supplement. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Chapman and Cutler LLP